UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CHIRON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Chiron Corporation
4560 Horton Street
Emeryville, California 94608-2916
510.655.8730 Fax 510.655.9910

News Release

For Immediate Release

Contacts:

Chiron Corporate Communications &

Investor Relations

Media:             (510) 923-6500

Investors:         (510) 923-2300

CHIRON ANNOUNCES AMENDED MERGER AGREEMENT WITH NOVARTIS

- Novartis to Acquire All Outstanding Chiron Shares for $48.00 Per Share in Cash –

EMERYVILLE, Calif., April 3, 2006 — Chiron Corporation (NASDAQ: CHIR) today announced that it has entered into an amendment to its previously announced merger agreement with Novartis providing for Novartis to increase to $48.00 per Chiron share the price it will pay for the approximately 56 percent of Chiron shares that Novartis does not already own. The amended merger agreement has been unanimously approved by Chiron’s non-Novartis directors.

The merger will now require a majority of outstanding shares as of the record date to be voted in favor of the transaction. Both CAM North America and ValueAct Capital have informed Chiron and Novartis that they and their affiliated entities intend to vote in favor of the transaction, subject to the fiduciary and legal obligations applicable to them.

Chiron today also announced that it has reached an agreement in principle to settle all claims in the previously reported stockholder actions challenging the proposed transaction with Novartis.  The proposed settlement is subject to court approval following notice to the class and a hearing.

Chiron will promptly send updated proxy materials to shareholders and plans to convene the special shareholders meeting as scheduled on April 12, 2006, and to immediately adjourn the meeting and then reconvene on April 19, 2006. As all necessary regulatory approvals were previously received, Chiron expects the merger to close promptly after the stockholder vote on April 19, 2006.

About Chiron

Chiron delivers innovative and valuable products to protect human health by advancing pioneering science across the landscape of biotechnology. The company works to deliver on the limitless promise of science and make a positive difference in people’s lives. For more information about Chiron, please visit www.chiron.com.

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